Exhibit 99.1

Vantiv Reports First Quarter 2015 Results

Net Revenue Increased 30% to $374 Million

Pro Forma Adjusted Net Income per Share Increased 15% to $0.45

CINCINNATI - April 30, 2015 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “Company”) today announced financial results for the first quarter ended March 31, 2015. Revenue increased 31% to $705.6 million in the first quarter as compared to $537.6 million in the prior year period. Net revenue increased 30% to $374.5 million in the first quarter as compared to $288.5 million in the prior year period, primarily due to strong growth in our Merchant Services segment. On a GAAP basis, net income attributable to Vantiv, Inc. was $19.0 million or $0.13 per diluted share in the first quarter as compared to $28.1 million or $0.18 per diluted share in the prior year period. Pro forma adjusted net income increased 15% to $89.4 million in the first quarter as compared to $77.6 million in the prior year period. Pro forma adjusted net income per share increased 15% to $0.45 in the first quarter as compared to $0.39 in the prior year period. (See Schedule 2 for pro forma adjusted net income and Schedule 6 for GAAP net income reconciliation to pro forma adjusted net income.)

“We delivered strong results for the first quarter of 2015,” said Charles Drucker, president and chief executive officer at Vantiv. “Our results reflect the successful execution of our strategy, which is to build on our core strengths while expanding into high growth channels and verticals. By focusing on these priorities, we continue to consistently grow at above market rates and win market share.”

Merchant Services

Merchant Services net revenue increased 42% to $290.7 million in the first quarter as compared to $205.3 million in the prior year period, primarily due to a 33% increase in transactions and a 6% increase in net revenue per transaction. Our prior acquisition of Mercury Payment Systems contributed 32 percentage points of net revenue growth in the first quarter. Sales and marketing expenses increased 54% to $110.2 million in the first quarter as compared to $71.8 million in the prior year period, primarily due to impacts from the Mercury acquisition.

Financial Institution Services

Financial Institution Services net revenue increased 1% to $83.8 million in the first quarter as compared to $83.2 million in the prior year period as a 5% increase in transactions was partially offset by lower net revenue per transaction. Sales and marketing expenses decreased 12% to $5.9 million in the first quarter as compared to $6.7 million in the prior year period.

Second Quarter Financial Outlook

Based on the current level of transaction trends and new business activity, net revenue for the second quarter of 2015 is expected to be $405 to $410 million, representing growth of 22% to 24% above the prior year period. Pro forma adjusted net income per share for the second quarter of 2015 is expected to be $0.53 to $0.55, an increase of 13% to 17% above the prior year period. GAAP net income per share attributable to Vantiv, Inc. is expected to be $0.23 to $0.25 for the second quarter of 2015.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss the first quarter 2015 financial results today at 8:00 a.m. EDT. The conference call can be accessed live over the phone by dialing (888) 211-4439, or for international callers (913) 312-1381, and referencing conference code 2226766. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay passcode 2226766. The replay will be available through Thursday, May 14, 2015. The call will also be webcast live from the company's investor relations website at http://investors.vantiv.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Vantiv, Inc.

Vantiv, Inc. (NYSE: VNTV) is a leading payment processor differentiated by an integrated technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes, enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the second largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high-growth channels and verticals, including integrated payments, ecommerce, and merchant bank. For more information, visit www.vantiv.com.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the Company's filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) our ability to expand our market share or enter new markets; (vi) our ability to identify and complete acquisitions, joint ventures and partnerships; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (viii) our ability to pass along fee increases; (ix) termination of sponsorship or clearing services; (x) loss of clients or referral partners; (xi) reductions in overall consumer, business and government spending; (xii) fraud by merchants or others; (xiii) a decline in the use of credit, debit or prepaid cards; (xiv) consolidation in the banking and retail industries; (xv) the effects of governmental regulation or changes in laws; and (xvi) outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the Company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s periodic reports filed with the SEC, including the Company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts:

Investors
Nathan Rozof, CFA
Senior Vice President, Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Vice President, Corporate Communications
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended
	March 31,	March 31,
	2015	2014	% Change
Revenue	$705,611	$537,578	31%
Network fees and other costs	331,146	249,046	33%
Net revenue	374,465	288,532	30%
Sales and marketing	116,055	78,444	48%
Other operating costs	68,739	60,369	14%
General and administrative	47,843	32,606	47%
Depreciation and amortization	67,802	49,846	36%
Income from operations	74,026	67,267	10%
Interest expense—net	(26,011)	(10,554)	146%
Non-operating expenses(1)	(8,766)	—	NM
Income before applicable income taxes	39,249	56,713	(31)%
Income tax expense	12,253	15,622	(22)%
Net income	26,996	41,091	(34)%
Less: Net income attributable to non-controlling interests	(8,007)	(12,955)	(38)%
Net income attributable to Vantiv, Inc.	$18,989	$28,136	(33)%
			0
Net income per share attributable to Vantiv, Inc. Class A common stock:			0
Basic	$0.13	$0.20	(35)%
Diluted(2)	$0.13	$0.18	(28)%
Shares used in computing net income per share of Class A common stock:
Basic	144,530,704	138,228,839
Diluted	200,715,138	198,949,977

Non Financial Data:
Transactions (in millions)	5,363	4,217	27%

(1) Non-operating expenses for the three months ended March 31, 2015 primarily relate to the change in fair value of a tax receivable agreement ("TRA") entered into in June 2014 and the write-off of deferred financing fees and original issue discount ("OID") associated with a $200 million early principal payment on the term B loan in January 2015.
(2) Due to our structure as a C corporation and Vantiv Holding's structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. The expected effective tax rate for the three months ended March 31, 2015 and March 31, 2014 was 36.0% and 36.5%, respectively. The components of the diluted net income per share calculation are as follows:

	Three Months Ended
	March 31,	March 31,
	2015	2014
Income before applicable income taxes	$39,249	$56,713
Taxes	14,130	20,700
Net income	$25,119	$36,013
Diluted shares	200,715,138	198,949,977
Diluted EPS	$0.13	$0.18

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

See schedule 6 for a reconciliation of GAAP net income to pro forma adjusted net income.

	Three Months Ended
	March 31,	March 31,
	2015	2014	% Change
Revenue	$705,611	$537,578	31%
Network fees and other costs	331,146	249,046	33%
Net revenue	374,465	288,532	30%
Sales and marketing	116,055	78,444	48%
Other operating costs	62,414	53,931	16%
General and administrative	27,871	22,504	24%
Adjusted EBITDA(1)	168,125	133,653	26%
Depreciation and amortization	20,577	17,598	17%
Adjusted income from operations	147,548	116,055	27%
Interest expense—net	(26,011)	(10,554)	146%
Non-GAAP adjusted income before applicable income taxes	121,537	105,501	15%
Pro Forma Adjustments:
Income tax expense(2)	43,753	38,508	14%
Tax adjustments(3)	(11,692)	(10,629)	10%
Less: JV non-controlling interest(4)	(68)	—	NM
Pro forma adjusted net income(5)	$89,408	$77,622	15%

Pro Forma adjusted net income per share(6)	$0.45	$0.39	15%

Adjusted shares outstanding	200,715,138	198,949,977

Non Financial Data:
Transactions (in millions)	5,363	4,217	27%
Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.
Pro forma adjusted net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (b) non-operating expenses primarily associated with the change in fair value of a TRA entered into in 2014 and the write-off of deferred financing fees and OID associated with a $200 million early principal payment on the term B loan in January 2015; (c) adjustments to income tax expense assuming conversion of the Fifth Third Bank non-controlling interest into shares of Class A common stock; (d) share-based compensation; (e) acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits and other transition activities; and (f) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.

(1) See schedule 7 for a reconciliation of GAAP net income to adjusted EBITDA.
(2) Represents income tax expense at an effective rate of 36.0% for the three months ended March 31, 2015 and 36.5% for the three months ended March 31, 2014, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.0% for the remainder of 2015.
(3) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.
(4) Represents the non-controlling interest, net of pro forma income tax expense discussed in (2) above, associated with a consolidated joint venture formed in May 2014.
(5) Pro forma adjusted net income assumes the conversion of the Fifth Third Bank non-controlling interest into shares of Class A common stock.
(6) Pro forma adjusted net income per share is calculated as pro forma adjusted net income divided by adjusted shares outstanding.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

	Three Months Ended March 31, 2015
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$586,712	$118,899	$705,611
Network fees and other costs	296,030	35,116	331,146
Net revenue	290,682	83,783	374,465
Sales and marketing	110,175	5,880	116,055
Segment profit	$180,507	$77,903	$258,410

Non-financial data:
Transactions (in millions)	4,407	956	5,363
Net revenue per transaction	$0.0660	$0.0876	$0.0698

	Three Months Ended March 31, 2014
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$418,766	$118,812	$537,578
Network fees and other costs	213,440	35,606	249,046
Net revenue	205,326	83,206	288,532
Sales and marketing	71,751	6,693	78,444
Segment profit	$133,575	$76,513	$210,088

Non-financial data:
Transactions (in millions)	3,310	907	4,217
Net revenue per transaction	$0.0620	$0.0917	$0.0684

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$239,538	$411,568
Accounts receivable—net	566,603	607,674
Related party receivable	6,654	6,164
Settlement assets	146,951	135,422
Prepaid expenses	28,068	26,906
Other	31,063	27,002
Total current assets	1,018,877	1,214,736

Customer incentives	39,124	39,210
Property, equipment and software—net	276,521	281,715
Intangible assets—net	987,585	1,034,692
Goodwill	3,293,687	3,291,366
Deferred taxes	426,847	429,623
Other assets	41,782	44,741
Total assets	$6,084,423	$6,336,083

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$253,185	$299,771
Related party payable	2,684	2,035
Settlement obligations	488,128	501,042
Current portion of note payable	116,501	116,501
Current portion of tax receivable agreement obligations to related parties	33,650	22,789
Current portion of tax receivable agreement obligations	20,814	—
Deferred income	9,084	5,480
Current maturities of capital lease obligations	8,916	8,158
Other	9,181	7,557
Total current liabilities	942,143	963,333
Long-term liabilities:
Note payable	3,049,292	3,277,237
Tax receivable agreement obligations to related parties	563,607	597,273
Tax receivable agreement obligations	138,615	152,420
Capital lease obligations	12,533	14,779
Deferred taxes	31,980	24,380
Other	14,940	6,075
Total long-term liabilities	3,810,967	4,072,164
Total liabilities	4,753,110	5,035,497

Commitments and contingencies
Equity:
Total equity (1)	1,331,313	1,300,586
Total liabilities and equity	$6,084,423	$6,336,083

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 31, 2015	March 31, 2014
Operating Activities:
Net income	$26,996	$41,091
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	67,802	49,846
Amortization of customer incentives	3,872	1,894
Amortization and write-off of debt issuance costs	3,606	1,170
Share-based compensation expense	11,623	8,939
Excess tax benefit from share-based compensation	(11,594)	(7,845)
Tax receivable agreements non-cash items	7,009	—
Change in operating assets and liabilities:
Accounts receivable and related party receivable	40,577	(1,038)
Net settlement assets and obligations	(24,443)	(6,065)
Customer incentives	(5,651)	(3,873)
Prepaid and other assets	(4,644)	1,524
Accounts payable and accrued expenses	(17,569)	(1,303)
Payable to related party	649	(592)
Other liabilities	3,608	948
Net cash provided by operating activities	101,841	84,696
Investing Activities:
Purchases of property and equipment	(15,669)	(28,941)
Acquisition of customer portfolios and related assets	(1,425)	(17,394)
Net cash used in investing activities	(17,094)	(46,335)
Financing Activities:
Repayment of debt and capital lease obligations	(230,823)	(24,607)
Proceeds from exercise of Class A common stock options	6,030	236
Repurchase of Class A common stock	—	(34,366)
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(15,618)	(13,289)
Payments under tax receivable agreements	(22,805)	(8,639)
Excess tax benefit from share-based compensation	11,594	7,845
Distributions to non-controlling interests	(2,528)	—
Decrease in cash overdraft	(2,627)	—
Net cash used in financing activities	(256,777)	(72,820)
Net decrease in cash and cash equivalents	(172,030)	(34,459)
Cash and cash equivalents—Beginning of period	411,568	171,427
Cash and cash equivalents—End of period	$239,538	$136,968
Cash Payments:
Interest	$24,548	$9,518
Taxes	4,561	12,756

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Three Months Ended March 31, 2015
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non-Operating Expenses(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$705,611	$—	$—	$—	$—	$—	$—		$705,611
Network fees and other costs	331,146	—	—	—	—	—	—		331,146
Net revenue	374,465	—	—	—	—	—	—		374,465
Sales and marketing	116,055	—	—	—	—	—	—		116,055
Other operating costs	68,739	(6,325)	—	—	—	—	—		62,414
General and administrative	47,843	(8,349)	(11,623)	—	—	—	—		27,871
Depreciation and amortization	67,802	—	—	(47,225)	—	—	—		20,577
Income from operations	74,026	14,674	11,623	47,225	—	—	—		147,548
Interest expense—net	(26,011)	—	—	—	—	—	—		(26,011)
Non-operating expenses	(8,766)	—	—	—	8,766	—	—		—
Income before applicable income taxes	39,249	14,674	11,623	47,225	8,766	—	—		121,537
Income tax expense	12,253	—	—	—	—	—	31,500	(5)	43,753
Tax adjustments	—	—	—	—	—	—	(11,692)	(6)	(11,692)
Less: JV non-controlling interest	—	—	—	—	—	(68)	—		(68)
Net income	$26,996	$14,674	$11,623	$47,225	$8,766	$(68)	$(19,808)		$89,408

	Three Months Ended March 31, 2014
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non-Operating Expenses(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$537,578	$—	$—	$—	$—	$—	$—		$537,578
Network fees and other costs	249,046	—	—	—	—	—	—		249,046
Net revenue	288,532	—	—	—	—	—	—		288,532
Sales and marketing	78,444	—	—	—	—	—	—		78,444
Other operating costs	60,369	(6,438)	—	—	—	—	—		53,931
General and administrative	32,606	(1,163)	(8,939)	—	—	—	—		22,504
Depreciation and amortization	49,846	—	—	(32,248)	—	—	—		17,598
Income from operations	67,267	7,601	8,939	32,248	—	—	—		116,055
Interest expense—net	(10,554)	—	—	—	—	—	—		(10,554)
Non-operating expenses	—	—	—	—	—	—	—		—
Income before applicable income taxes	56,713	7,601	8,939	32,248	—	—	—		105,501
Income tax expense	15,622	—	—	—	—	—	22,886	(5)	38,508
Tax adjustments	—	—	—	—	—	—	(10,629)	(6)	(10,629)
Less: JV non-controlling interest	—	—	—	—	—	—	—		—
Net income	$41,091	$7,601	$8,939	$32,248	$—	$—	$(12,257)		$77,622

Pro Forma Adjusted Financial Measures
This schedule presents pro forma adjusted financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits and other transition activities.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Represents non-operating expenses during the three months ended March 31, 2015 primarily related to the change in fair value of a TRA entered into in June 2014 and the write-off of deferred financing fees and OID associated with a $200 million early principal payment on the term B loan in January 2015.
(4) Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) below, associated with a consolidated joint venture formed in May 2014.
(5) Represents adjustments to income tax expense to reflect an effective tax rate of 36.0% for the three months ended March 31, 2015 and 36.5% for the three months ended March 31, 2014, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.0% for the remainder of 2015.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.

Schedule 7
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2015	2014	% Change
Net income	$26,996	$41,091	(34)%
Income tax expense	12,253	15,622	(22)%
Non-operating expenses(1)	8,766	—	NM
Interest expense—net	26,011	10,554	146%
Share-based compensation	11,623	8,939	30%
Transition, acquisition and integration costs(2)	14,674	7,601	93%
Depreciation and amortization	67,802	49,846	36%
Adjusted EBITDA	$168,125	$133,653	26%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1)  Non-operating expenses for the three months ended March 31, 2015 primarily relate to the change in fair value of a TRA entered into in June 2014 and the write-off of deferred financing fees and OID associated with a $200 million early principal payment on the term B loan in January 2015.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits and other transition activities.